UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 8, 2005
Kellogg Company
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-4171 (Commission File Number)	38-0710690 (IRS Employer Identification Number)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of Principal Executive Offices, Including Zip Code)
269-961-2000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 8, 2005, Kellogg Company (the “Company”) entered into a Stock Purchase and Sale Agreement (the “Agreement”) with the W.K. Kellogg Foundation Trust (the “Selling Stockholder”), under which the Company has agreed to repurchase 9,371,567 shares (the “Shares”) of the Company’s common stock from the Selling Stockholder for cash for an aggregate purchase price of $400 million, or $42.68 per Share. The closing of the purchase of those Shares is expected to occur on November 10, 2005.
Under the Agreement, the Selling Stockholder has provided the Company with a right to repurchase additional Shares for which the Selling Stockholder requests registration under the registration rights provided for in the Agreement and described below, and the Company has agreed to provide the Selling Stockholder with registration rights for those Shares, subject to such repurchase right and the other terms and conditions contained in the Agreement.
Under the Agreement, during the period from February 1, 2006 through and including December 31, 2006, and subject to the terms and conditions contained in the Agreement, the Selling Stockholder may make up to two written requests for registration by the Company under the Securities Act of 1933, as amended, of up to a total of $400 million of Shares owned by the Selling Stockholder, subject to certain limitations and conditions (including, but not limited to, each request being for at least $100 million of Shares). The Company, however, may postpone the filing of any registration statement for up to 90 days in specified circumstances, with any such postponement extending the December 31, 2006 date.
Before the Selling Stockholder may make any request for registration, however, the Selling Stockholder shall provide the Company with a preliminary notice of its contemplation to submit such a request and allow the Company three business days to discuss the potential disposition of Shares with the Selling Stockholder.
In addition, the Company has the right, exercisable within three business days of its receipt of a request for registration, to give notice to the Selling Stockholder that it elects to repurchase all or part of the Shares which are the subject of the request for registration. In the event the Company elects to repurchase some or all of such Shares, the Company shall repurchase such Shares at 96.8% of the volume weighted average price for the five trading days (calculated by reference to the five trading-day period as a whole and not as an average of five one-day numbers) of the Shares immediately preceding the day the Company received the request for registration.
The Agreement also contains other customary provisions, including representations and warranties, and indemnification provisions in the event of a registered offering.
A special committee of the Board of Directors of the Company, comprised of two independent directors unaffiliated with the Trust, directed the negotiations with the Trust on behalf of the Company.
The Selling Stockholder owned approximately 29% of the outstanding Shares. Following the repurchase of $400 million of Shares expected to occur on November 10, 2005, the Selling Stockholder is expected to own approximately 27% of the outstanding Shares. The trustees of the Selling Stockholder are James M. Jenness and William C. Richardson, both of whom are directors of the Company, as well as Shirley D. Bowser and The Bank of New York. Under the agreement governing the Selling Stockholder, at least one member of the Company’s board must be a trustee of the Trust.

Item 7.01. Regulation FD Disclosure.
On November 9, 2005, the Company issued a press release announcing the entry into the Agreement and the transactions contemplated by the Agreement. A copy of this press release is furnished herewith as Exhibit 99.01.
Item 9.01. Financial Statements and Exhibits.
Exhibit 99.01
Press Release of the Kellogg Company, dated November 9, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kellogg Company (Registrant)
Date: November 8, 2005	By:	/s/ Jeffrey M. Boromisa
		Name:	Jeffrey M. Boromisa
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
99.01 Press Release of the Kellogg Company, dated November 9, 2005.